Exhibit 99.1
FOR IMMEDIATE RELEASE
Brookside Contact:
Nick Salerno
ANA Enterprises
(813) 787-0760
Brookside’s U.S. Voice & Data
Signs Exclusive Agreement with SinglePoint Solutions™
Hires Industry Veteran to Lead Sales Team
Gains National Dealer Recognition with Mitel ™
U.S. Voice & Data, a subsidiary of Brookside Technology Holdings Corp. (“Brookside or the Company”), recently announced the signing of an EXCLUSIVE AGENT AGREEMENT with SinglePoint Solutions (www.sptsolutions.com) to market SinglePoint services including comprehensive bill reviews, contract verifications, network analysis, network diagrams, and web enabled inventory management.
“This agreement further bolsters Brookside’s exclusive Telefficiency™ program that offers customers a plethora of bundled options and flexible payment methods, and aligns all of U.S. Voice & Data’s products and services according to the specified business needs and requirements of its clients,” says Brookside CEO, Michael Nole.
Such service benefits within the Telefficiency™ program include a complete Network Assessment, access to cutting-edge technology, a 5-year parts warranty, advanced guarantees through a Comprehensive Customer Care program, and a “No Penalty” system replacement option that gives the opportunity for all businesses to continually access the latest in communications technology and support.
SinglePoint’s President William “Corky” Webb commented, “We are excited to partner with Brookside. As many businesses are unaware of deficiencies within their existing communications environment, the Brookside Companies proprietary Telefficiency™ assessment process and program model helps us collectively identify those deficiencies, offer solutions to dramatically improve all aspects of business communications, and potentially reduce costs.”
Brookside has also announced the hiring of their new Regional VP of Sales, industry veteran Sara Hines, to lead, grow and expand their U.S. Voice & Data organization by further developing and building their already successful team. With regional headquarters in Louisville, KY, and additional offices in Indianapolis, IN and Lexington KY, USVD is a leading provider of communications technologies and all associated services, including implementation, on-going support, Network Services, and creative financing.
The hiring of Ms. Hines was based upon her exceedingly impressive track record within the telecommunications industry. Most recently, Ms. Hines held senior management positions with Verizon and Cisco. Prior to that, Ms. Hines founded and led her own IT consulting business within

Louisville for 10 successful years. These experiences have provided her with the necessary exposure to not only succeed within the same industry segment as U.S. Voice & Data, but within companies that have proven consistent sales processes, marketing, and ongoing development programs and philosophies.
“Her most recent experience at Verizon Business lends itself perfectly to our mission to the continued development of a successful sales team, as she led that effort across that 3500 person organization,” says George Pacinelli, President of U.S. Voice & Data’s parent company, Brookside Technology Holdings.
The hiring of Ms. Hines also comes on the heels of the Brookside Companies recently achieving and being recognized by MITEL, at their recent annual Dealer Expo in Las Vegas, as one of only two “Diamond” level dealers in the nation, MITEL’S highest level of dealer status.
This recognition from MITEL is due to Brookside Companies ongoing excellence in both sales and technical support provided to valued customers in Kentucky, Indiana and throughout the United States. In addition, Brookside/USVD holds a similar dealer status with NEC, another leading communications industry provider, as one of their “Double Diamond” dealers.
The Company is also part of Datacom Warranty Corporation’s elite nationwide network of communications dealers who have pooled resources and risks to offer customers with warranties and guarantees. Along with over 65 world-class technicians to properly and promptly install new systems, and rectify any system issues with unsurpassed service time guarantees, Brookside’s Comprehensive Customer Care program makes parts replacement, system maintenance, and functionality issues a breeze to conquer.
Since its acquisition by Florida-based Brookside Technology Holdings Corp. (OTCBB: BKSD) in 2007, U.S. Voice & Data (along with Brookside’s other subsidiaries) offers a complete line of new business communications tools to its ever-growing customer base.
About Brookside Technology Holdings Corp
Brookside Technology Holdings Corp., through its subsidiary companies, is a leading provider and global managed services company specializing in analyzing, designing, selling, and implementing converged Voice over IP (VoIP), data, video, and wireless (Wi-Fi) business communications systems. Brookside offers a unique portfolio of products and services that solve today’s telecommunications challenges by combining technology, business, and financial solutions. Brookside’s customers include both commercial and state/government organizations of all types and sizes throughout the United States. The Company seeks to grow organically and through the acquisition of complementary businesses looking to capitalize on the highly specialized growth market of providing turnkey converged voice and data solutions. With a proven track record of acquiring profitable businesses at attractive valuations, Brookside plans to leverage its expanding capabilities and combined customer bases of its portfolio companies. Additional information on the company can be found at www.brooksideus.com.
About SinglePoint Solutions, Inc.
SinglePoint Solutions, Inc. offers clients the best voice and data solutions, provided by industry leading carriers, at the most competitive prices available. As consultants, they recommend only strategies that maintain the client’s best interest at all times. SinglePoint carrier partnerships include AT&T, TNCI, Qwest, Paetec, NuVox, Sprint, Verizon, DynaLink, Navigator, Wholesale Carrier Services, ACC Business, BBR Wireless and Insight. SinglePoint products include Long Distance, Private Lines, Internet, DSL, MPLS, PRI Circuits, T-1’s, Business Lines, Conference Calling and

Cable Internet. SinglePoint service offerings include comprehensive bill reviews, contract verifications, network analysis, network diagrams, web enabled inventory management, consulting, and alternative competitive pricing. Additional information on the company can be found at www.sptsolutions.com